Exhibit 2.1

FIRST AMENDMENT TO SECURITIES EXCHANGE AGREEMENT

This First Amendment to Securities Exchange Agreement (the "Amendment") is dated as of April 25, 2025 (the "Effective Date") and is entered into by and among (i) Arcadia Biosciences, Inc., a Delaware corporation (the “Company”), (ii) Roosevelt Resources, LP, a Texas limited partnership ("Roosevelt" or the “Partnership”), and (iii) Elliott Roosevelt, Jr., and David A. Roosevelt, each solely in his capacity as representative of the limited partners of the Partnership (together, the “Limited Partners Representatives” and each, a “Limited Partners Representative”). The Company, Roosevelt and the Limited Partners Representatives will sometimes be referred to individually as a "Party" and collectively as the "Parties."

BACKGROUND

A.
The Parties are parties to that certain Securities Exchange Agreement dated as of December 4, 2024 (the “Exchange Agreement”).
B.
The Parties desire to amend the Exchange Agreement in the respects set forth below in this Amendment.

AGREEMENT

THE PARTIES AGREE AS FOLLOWS.

1.
Terms. Capitalized terms used but not defined herein have the meanings given them in the Exchange Agreement.
2.
Amendment of Exchange Agreement. Effective as of the Effective Date, the Exchange Agreement is hereby amended in the respects set forth below.
a.
Section 8.1(a)(v); Termination Date. The first clause of the first sentence of Section 8.1(a)(v) of the Exchange Agreement is amended to provide as follows: "by the Company or the Partnership if the Closing does not occur by the close of business on August 15, 2025 (subject to possible extension as provided in this Section 8.1(a)(v), the “Termination Date”); . . ."
b.
Section 3.1(a); Exchange Consideration. Section 3.1(a) of the Exchange Agreement is amended to provide in full as follows: "At the Closing, the Company shall deliver irrevocable instructions to the Transfer Agent, that 12,303,360 shares of Common Stock, or such other number such that the shares issued to the Limited Partners of the Partnership equals 90.00% (rounded to two decimal places, with .005 and above being rounded up and .0049 and less being rounded down) of the number of shares of Common Stock outstanding at and immediately after the Closing giving effect to the number of shares issuable to the Limited Partners of the Partnership (and ignoring and not giving effect to any other shares of Common Stock that may be issuable to any other Persons in connection with or immediately after the Closing) (the “Exchange Shares”) shall be transferred, conveyed and delivered, free and clear of all liens and encumbrances, in accordance with written instructions of the Company, to the

Limited Partners of the Partnership upon their submission of appropriate Letters of Transmittal. Notwithstanding anything else in this Agreement, in no event shall the number of Exchange Shares be less than the number required so that the number of shares issued to the former Limited Partners of the Partnership is, immediately after the Closing, at least eighty percent (80%) of the total number of outstanding shares of Company Common Stock.
c.
Definitions. The definitions of "Cash Amount," "Surplus Amount, Trading Price, and Deficit Amount" shall be deleted.
d.
Closing Conditions. Section 7.2(f) of the Exchange Agreement is amended to provide in full as follows: "The Partnership shall be reasonably satisfied that the Exchange will qualify as a tax-free exchange under the provisions of Section 351(a) of the Code."
3.
No Other Changes; Agreement in Full Force. As amended by this Amendment, the Exchange Agreement and all of its terms shall remain in full force and effect and are ratified by the Parties.
4.
Entire Agreement. This Amendment, together with the Exchange Agreement and any Schedules referred to therein, the other Transaction Documents, the Confidentiality Agreement and any other schedules, certificates, lists and documents referred to in the Exchange Agreement, constitute the entire agreement of the parties with respect to the subject matter contained herein or therein, and supersede all prior agreements and understandings, discussions, negotiations and communications, written and oral, among the parties with respect to the subject matter hereof.
5.
Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart, and may be delivered by facsimile, e-mail of a .pdf attachment, generally recognized e-signature technology or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

[SIGNATURES APPEAR ON FOLLOWING PAGE.]

IN WITNESS WHEREOF, the parties have caused this First Amendment to Exchange Agreement to be executed as of the date first above written.

THE COMPANY:

By: /s/ Thomas J. Schaefer
Name: Thomas J. Schaefer
Title: Chief Executive Officer

LIMITED PARTNERS REPRESENTATIVES:

Elliott Roosevelt, Jr., solely in his capacity as a Limited Partners Representative

By: /s/ Elliot Roosevelt, Jr.
Name: Elliott Roosevelt, Jr.
Title: Limited Partners Representative

David A. Roosevelt, solely in his capacity as a Limited Partners Representative

By: /s/ David A. Roosevelt
Name: David A. Roosevelt
Title: Limited Partners Representative

PARTNERSHIP:

ROOSEVELT RESOURCES, LP

a Texas limited partnership

By: Roosevelt Resources Management, LLC,

its general partner

By: /s/ Elliott Roosevelt, Jr.

Name: Elliott Roosevelt, Jr.

Title: Manager